Exhibit 99.1

NEWS

CONTACT:     Brian J. Richardson
UNIVEST FINANCIAL CORPORATION
Chief Financial Officer
215-721-2446, richardsonb@univest.net

FOR IMMEDIATE RELEASE

UNIVEST FINANCIAL CORPORATION
REPORTS SECOND QUARTER RESULTS
(Loan Growth (excluding PPP loans1) for last twelve months of 14.0%)

SOUDERTON, Pa., July 28, 2021 - Univest Financial Corporation (“Univest” or the "Corporation") (NASDAQ: UVSP), parent company of Univest Bank and Trust Co. and its insurance, investments and equipment financing subsidiaries, today announced net income for the quarter ended June 30, 2021 was $20.9 million, or $0.71 diluted earnings per share, compared to net income of $2.1 million, or $0.07 diluted earnings per share, for the quarter ended June 30, 2020. Net income for the six months ended June 30, 2021 was $53.5 million, or $1.81 diluted earnings per share, compared to net income of $2.9 million, or $0.10 diluted earnings per share, for the six months ended June 30, 2020.

Pre-tax pre-provision income1 for the quarter ended June 30, 2021 was $25.7 million, an increase of $143 thousand, or 0.6%, from the second quarter of 2020. Pre-tax pre-provision income1 for the six months ended June 30, 2021 was $54.8 million, an increase of $7.2 million, or 15.1%, from the comparable period in the prior year.

One-Time Items
The financial results for the three and six months ended June 30, 2021 included a tax-free bank owned life insurance ("BOLI") death benefit claim of $893 thousand, which represents $0.03 diluted earnings per share.

Paycheck Protection Program
On December 27, 2020, the Consolidated Appropriations Act, 2021, was signed into law, which provides new COVID-19 relief funds, additional funding under the Paycheck Protection Program (the "PPP") and
1 Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included at the end of this document.

the establishment of PPP Second Draw Loans. The Small Business Administration (the "SBA") announced it was taking certain steps under the PPP to further promote equitable relief for smaller businesses. Under this program, we successfully originated 1,226 PPP loans and secured funding of approximately $169.5 million for our customers.

As of June 30, 2021, $252.8 million in PPP loan originations remain outstanding. During the quarter, we recorded income of $4.8 million within net interest income related to these loans, of which $3.7 million was the result of forgiveness and pay downs of PPP loans totaling $282.3 million. During the six months ended June 30, 2021, we recorded income of $9.3 million within net interest income related to these loans, of which $7.1 million was the result of forgiveness and pay downs of PPP loans totaling $402.0 million. As of June 30, 2021, we have $6.4 million of net deferred fees on our balance sheet, which represents approximately 35.2% of the initial deferred fee amount.

Loans
Gross loans and leases, excluding PPP loans2, increased $187.9 million, or 15.4% (annualized), from March 31, 2021, $251.4 million or 10.4% (annualized) from December 31, 2020 and $621.6 million, or 14.0%, from June 30, 2020 due to increases in commercial, construction, residential mortgage loans and lease financings.
Deposits
Total deposits increased $7.1 million, or 0.5% (annualized), from March 31, 2021 and $76.0 million, or 2.9% (annualized), from December 31, 2020 primarily due to increases in commercial and consumer deposits offset by a decrease in brokered deposits and a seasonal decrease in public funds deposits. Total deposits increased $449.4 million, or 9.2%, from June 30, 2020, primarily due to increases in commercial, consumer and public funds deposits.

Net Interest Income and Margin
Net interest income of $46.8 million for the three months ended June 30, 2021 increased $1.3 million, or 3.0%, from the three months ended March 31, 2021, and $3.2 million, or 7.4%, from the three months ended June 30, 2020. Net interest income of $92.2 million for the six months ended June 30, 2021 increased $6.2 million, or 7.2%, from the six months ended June 30, 2020. The increase in net interest income for the six months ended June 30, 2021 compared to the same period of 2020 was primarily due to an increase in PPP loan income of $7.2 million and lower deposit costs offset by a decrease in yield on loans and investment securities.

2 Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included at the end of this document.

Net interest margin, on a tax-equivalent basis, was 3.15% for the second quarter of 2021, compared to 3.12% for the first quarter of 2021 and 3.18% for the second quarter of 2020. Excess liquidity reduced net interest margin by approximately ten basis points for the quarter ended June 30, 2021 compared to eleven basis points for the quarter ended March 31, 2021 and sixteen basis points for the quarter ended June 30, 2020. This excess liquidity was primarily driven by strong deposit balance growth during the last fifteen months, which was partially attributable to the various stimulus initiatives associated with the COVID-19 pandemic. As PPP loans are forgiven, the associated deferred fees are recognized in earnings, thus attaining yields in excess of 2020 run rates. PPP loans had a favorable impact on net interest margin of eleven basis points for the quarter ended June 30, 2021 compared to four basis points for the quarter ended March 31, 2021 and an unfavorable impact of nine basis points for the quarter ended June 30, 2020. Excluding the impact of excess liquidity and PPP loans, the net interest margin, on a tax-equivalent basis, was 3.14% for the quarter ended June 30, 2021 compared to 3.19% for the quarter ended March 31, 2021 and 3.43% for the quarter ended June 30, 2020.

Noninterest Income
Noninterest income for the quarter ended June 30, 2021 was $20.2 million, an increase of $2.2 million, or 12.4%, compared to the second quarter of 2020. Noninterest income for the six months ended June 30, 2021 was $43.5 million, an increase of $7.1 million, or 19.5%, from the comparable period in the prior year.

Net gain on mortgage banking activities decreased $54 thousand, or 1.5%, for the quarter and increased $3.1 million, or 50.2% for the six months ended June 30, 2021 compared to the comparable periods in the prior year. The increase for the six months ended June 30, 2021 was primarily due to an increase in volume and expansion of margins. Investment advisory commission and fee income increased $1.0 million, or 28.8%, for the quarter and $1.5 million, or 18.7%, for the six months ended June 30, 2021 compared to the comparable periods in the prior year, due to increased assets under management driven by favorable market conditions and new customer relationships. BOLI income increased $888 thousand, or 121.3%, for the quarter and $871 thousand, or 59.4%, for the six months ended June 30, 2021 primarily due to proceeds from BOLI death benefits of $893 thousand as previously discussed.

Other service fee income increased $1.3 million, or 84.7%, for the quarter and $1.6 million, or 47.1%, for the six months ended June 30, 2021 compared to the comparable periods in the prior year. Mortgage servicing fees increased $599 thousand for the quarter and $692 thousand for the six months ended June 30, 2021 driven by an increase in retained servicing associated with elevated mortgage volume over the past fifteen months. Interchange fee income increased $494 thousand for the quarter and $672 thousand for the six months ended June 30, 2021 due to increased customer activity as the markets we operate in continue to re-open.

Other income decreased $1.3 million, or 73.1%, for the quarter due to a decrease of $1.4 million in fees on risk participation agreements for interest rate swaps driven by a decrease in customer demand.

Noninterest Expense
Noninterest expense for the quarter ended June 30, 2021 was $41.3 million, an increase of $5.3 million, or 14.8%, compared to the second quarter of 2020. Noninterest expense for the six months ended June 30, 2021 was $80.8 million, an increase of $6.1 million, or 8.1%, from the comparable period in the prior year.

Salaries, benefits and commissions increased $3.7 million, or 17.0%, for the quarter and $4.6 million, or 10.2%, for the six months ended June 30, 2021 from the comparable periods in the prior year. These increases reflect our continued investment in staff to support revenue generation across all business lines and annual merit increases. Variable compensation expenses increased $1.0 million and $1.7 million for the three and six months ended June 30, 2021, respectively, from the comparable periods in the prior year, due to increased profitability, specifically in our mortgage banking and wealth management lines of business. Additionally, capitalized compensation related to PPP origination activity was $1.2 million and $664 thousand lower in the three and six months ended June 30, 2021, respectively, from the comparable periods in the prior year.

Data processing expenses increased $314 thousand, or 11.4%, for the quarter and $604 thousand, or 11.0%, for the six months ended June 30, 2021 primarily due to continued investments in our end-to-end loan origination solution for loans below $1.0 million, customer relationship management software, internal infrastructure improvements and outsourced data processing solutions. Professional fees increased $751 thousand, or 59.4%, for the quarter and $1.2 million, or 45.8%, for the six months ended June 30, 2021, primarily attributable to increased consultant fees in support of our Diversity, Equity and Inclusion, training initiatives and treasury management product enhancements. During the first six months of 2021, we have spent $781 thousand on these initiatives and we expect to incur approximately $650 thousand of additional expenses related to these initiatives in the second half of the year. These expenses are not expected to re-occur in subsequent periods.

Other expense increased $390 thousand, or 7.3%, for the quarter primarily attributable to an increase in interchange fee expense and travel and entertainment expenses, which are beginning to normalize as the markets we operate in continue to re-open. Other expense decreased $557 thousand, or 4.9%, for the six months ended June 30, 2021 primarily due to a $656 thousand charge related to the extinguishment of long-term debt that occurred in the first quarter of 2020.

Asset Quality and Provision for Credit Losses
Nonperforming assets were $38.5 million at June 30, 2021, compared to $38.2 million at March 31, 2021 and $36.0 million at June 30, 2020.

Net loan and lease charge-offs were $243 thousand during the second quarter of 2021 compared to $3.6 million for the three months ended June 30, 2020. The reversal of provision for credit losses was $59 thousand for the second quarter of 2021, of which $2.8 million (after-tax benefit of $2.2 million), or $0.08 diluted earnings per share, was attributable to favorable changes in economic-related assumptions within the Corporation’s CECL model, partially offset by a reserve increase attributable to loan growth. The provision for credit losses was $23.7 million for the comparable period in the prior year, of which $19.9 million (after-tax charge of $15.7 million), or $0.54 diluted earnings per share, was attributable to adverse changes in economic-related assumptions, which were predominately driven by COVID-19.

Net loan and lease charge-offs were $531 thousand for the six months ended June 30, 2021 compared to $4.1 million for the same period in the prior year. The reversal of provision for credit losses was $11.3 million for the six months ended June 30, 2021, of which $15.8 million (after-tax benefit of $12.5 million), or $0.42 diluted earnings per share, was attributable to favorable changes in economic-related assumptions within the Corporation’s CECL model partially offset by a reserve increase attributable to loan growth. The provision for credit losses was $45.6 million for the comparable period in the prior year, of which $40.2 million (after-tax charge of $31.8 million), or $1.09 diluted earnings per share, was attributable to adverse changes in economic-related assumptions.

The allowance for credit losses on loans and leases as a percentage of loans and leases held for investment was 1.34% at June 30, 2021, compared to 1.32% at March 31, 2021, and 1.74% at June 30, 2020. The allowance for credit losses on loans and leases as a percentage of loans and leases held for investment, excluding PPP loans3, was 1.41% at June 30, 2021 compared to 1.46% at March 31, 2021 and 1.94% at June 30, 2020.

Tax Provision
The effective income tax rate was 19.0% for the quarter ended June 30, 2021, compared to an effective income tax rate of (14.5%) for the quarter ended June 30, 2020. The effective income tax rate was 19.2% for the six months ended June 30, 2021 compared to an effective income tax rate of (42.4%) for the six months ended June 30, 2020. The effective tax rate for the three and six months ended June 30, 2021 and 2020 reflects the level of pre-tax income and the benefits of tax-exempt income from investments in
3 Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included at the end of this document.

municipal securities and loans and leases.

Dividend
On July 28, 2021, Univest declared a quarterly cash dividend of $0.20 per share. The dividend will be paid on August 25, 2021 to shareholders of record as of August 11, 2021.

Conference Call
Univest will host a conference call to discuss second quarter 2021 results on Thursday, July 29, 2021 at 9:00 a.m. EST. Participants may preregister at https://dpregister.com/sreg/10158232/ea90430528. The general public can access the call by dialing 1-888-338-6515. A replay of the conference call will be available through August 29, 2021 by dialing 1-877-344-7529; using Conference ID: 10158232.

About Univest Financial Corporation
Univest Financial Corporation (UVSP), including its wholly-owned subsidiary Univest Bank and Trust Co., Member FDIC, has approximately $6.4 billion in assets and $4.5 billion in assets under management and supervision through its Wealth Management lines of business at June 30, 2021. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations primarily in the Mid-Atlantic Region. Univest delivers these services through a network of more than 50 offices and online at www.univest.net.
# # #
This press release of Univest and the reports Univest files with the Securities and Exchange Commission often contain "forward-looking statements" relating to trends or factors affecting the financial services industry and, specifically, the financial condition and results of operations, business and capital management strategies, markets and products of Univest. These forward-looking statements involve certain risks and uncertainties in that there are a number of important factors that could cause Univest's future results to differ materially from those expressed or implied by the forward-looking statements. These factors include, but are not limited to: (1) competition; (2) changes in interest rates; (3) changes in asset quality, prepayment speeds, loan sale volumes, charge-offs and credit loss provisions; (4) general economic conditions in our market; (5) economic conditions nationally that may impact the assumptions used to calculate our allowance for credit losses; (6) legislative, regulatory or tax changes that may adversely affect the businesses in which Univest is engaged; (7) technological issues that may adversely affect Univest financial operations or customers; (8) changes in the securities markets or (9) risk factors mentioned in the reports and registration statements Univest files with the Securities and Exchange Commission.

Additionally, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and whether the continued reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: (1) demand for our products and services may decline; (2) if the economy is unable to remain open, and higher levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase; (3) collateral for loans, especially real estate, may decline in value; (4) our allowance for credit losses may have to be increased if borrowers experience financial difficulties; (5) the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; (6) a material decrease in net income or a net loss over several quarters could result in the elimination of or a decrease in the rate of our quarterly cash dividend; (7) our wealth management revenues may decline with continuing market turmoil; (8) litigation, regulatory enforcement risk and reputation risk regarding our participation in the Paycheck Protection Program and the risk that the Small Business Administration may not fund some or all PPP loan guarantees; (9) our cyber security risks are increased as the result of an increase in the number of employees working remotely; (10) Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs; and (11) further and sustained decline in our stock price or other triggering event could result in an impairment charge being recorded. Univest undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

(UVSP - ER)

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
June 30, 2021
(Dollars in thousands)

Balance Sheet (Period End)	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020
Assets	$6,356,305	$6,416,665	$6,336,496	$6,382,831	$6,125,312
Investment securities, net of allowance for credit losses	397,426	377,506	373,176	368,830	397,852
Loans held for sale	27,322	22,636	37,039	14,465	31,082
Loans and leases held for investment, gross	5,327,313	5,415,006	5,306,841	5,211,856	4,951,809
Allowance for credit losses, loans and leases	71,355	71,497	83,044	91,870	86,217
Loans and leases held for investment, net	5,255,958	5,343,509	5,223,797	5,119,986	4,865,592
Total deposits	5,318,704	5,311,592	5,242,715	5,211,603	4,869,329
Noninterest-bearing deposits	1,872,031	1,857,547	1,690,663	1,714,505	1,725,819
NOW, money market and savings	2,954,450	2,979,834	2,988,277	2,940,879	2,623,025
Time deposits	492,223	474,211	563,775	556,219	520,485
Borrowings	218,970	295,293	311,421	416,104	515,722
Shareholders' equity	739,998	722,455	692,472	669,107	654,873

Balance Sheet (Average)	For the three months ended,					For the six months ended,
	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020	6/30/2021	6/30/2020
Assets	$6,443,629	$6,383,463	$6,353,519	$6,265,605	$6,000,790	$6,413,712	$5,704,527
Investment securities, net of allowance for credit losses	385,694	374,369	369,511	385,221	411,957	380,063	426,928
Loans and leases, gross	5,389,110	5,325,897	5,253,720	5,070,037	4,836,858	5,357,678	4,612,720
Deposits	5,351,089	5,296,147	5,222,452	5,030,398	4,794,669	5,323,770	4,572,326
Shareholders' equity	728,750	699,736	676,426	661,947	660,950	714,324	667,205

Asset Quality Data (Period End)
	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020
Nonaccrual loans and leases, including nonaccrual troubled debt restructured loans and leases and nonaccrual loans held for sale	$37,466	$29,996	$31,692	$30,019	$26,141
Accruing loans and leases 90 days or more past due	750	664	1,392	3,573	1,193
Accruing troubled debt restructured loans and leases	52	52	53	53	53
Total nonperforming loans and leases	38,268	30,712	33,137	33,645	27,387
Other real estate owned	279	7,481	7,355	8,270	8,642
Total nonperforming assets	$38,547	$38,193	$40,492	$41,915	$36,029
Nonaccrual loans and leases / Loans and leases held for investment and nonaccrual loans held for sale	0.70%	0.55%	0.60%	0.58%	0.53%
Nonperforming loans and leases / Loans and leases held for investment	0.72%	0.57%	0.62%	0.65%	0.55%
Nonperforming assets / Total assets	0.61%	0.60%	0.64%	0.66%	0.59%

Allowance for credit losses, loans and leases	$71,355	$71,497	$83,044	$91,870	$86,217
Allowance for credit losses, loans and leases / Loans and leases held for investment	1.34%	1.32%	1.56%	1.76%	1.74%
Allowance for credit losses, loans and leases / Loans and leases held for investment, excluding Paycheck Protection Program loans (1)	1.41%	1.46%	1.72%	1.95%	1.94%
Allowance for credit losses, loans and leases / Nonaccrual loans and leases held for investment	212.97%	238.36%	262.03%	306.04%	329.82%
Allowance for credit losses, loans and leases / Nonperforming loans and leases held for investment	208.00%	232.80%	250.61%	273.06%	314.81%

	For the three months ended,					For the six months ended,
	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020	6/30/2021	6/30/2020
Net loan and lease charge-offs (recoveries)	$243	$288	$618	$(35)	$3,576	$531	$4,065
Net loan and lease charge-offs (annualized)/Average loans and leases	0.02%	0.02%	0.05%	—%	0.30%	0.02%	0.18%
(1) Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included at the end of this document.

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
June 30, 2021
(Dollars in thousands, except per share data)
	For the three months ended,					For the six months ended,
For the period:	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020	6/30/2021	6/30/2020
Interest income	$52,441	$51,457	$51,334	$50,612	$49,980	$103,898	$101,999
Interest expense	5,684	6,043	6,813	6,758	6,462	11,727	16,013
Net interest income	46,757	45,414	44,521	43,854	43,518	92,171	85,986
(Reversal of provision) provision for credit losses	(59)	(11,283)	(8,721)	3,935	23,737	(11,342)	45,580
Net interest income after provision for credit losses	46,816	56,697	53,242	39,919	19,781	103,513	40,406
Noninterest income:
Trust fee income	2,157	2,034	1,974	1,915	1,924	4,191	3,814
Service charges on deposit accounts	1,314	1,282	1,371	1,187	890	2,596	2,287
Investment advisory commission and fee income	4,558	4,697	4,144	4,005	3,540	9,255	7,795
Insurance commission and fee income	3,839	4,955	3,512	3,776	4,067	8,794	8,799
Other service fee income	2,748	2,192	2,092	2,093	1,488	4,940	3,358
Bank owned life insurance income	1,620	717	733	741	732	2,337	1,466
Net gain on sales of investment securities	54	65	54	57	65	119	760
Net gain on mortgage banking activities	3,461	5,938	4,323	5,860	3,515	9,399	6,259
Other income	479	1,370	1,936	2,171	1,779	1,849	1,846
Total noninterest income	20,230	23,250	20,139	21,805	18,000	43,480	36,384
Noninterest expense:
Salaries, benefits and commissions	25,396	24,780	23,613	24,059	21,700	50,176	45,536
Net occupancy	2,656	2,739	2,697	2,609	2,478	5,395	5,052
Equipment	968	946	951	972	923	1,914	1,918
Data processing	3,064	3,050	2,961	2,862	2,750	6,114	5,510
Professional fees	2,015	1,748	1,436	1,321	1,264	3,763	2,581
Marketing and advertising	561	280	575	463	535	841	937
Deposit insurance premiums	613	636	765	707	615	1,249	1,119
Intangible expenses	249	249	282	283	321	498	651
Restructuring charges	—	—	1,439	—	—	—	—
Other expense	5,764	5,112	7,015	5,251	5,374	10,876	11,433
Total noninterest expense	41,286	39,540	41,734	38,527	35,960	80,826	74,737
Income before taxes	25,760	40,407	31,647	23,197	1,821	66,167	2,053
Income tax expense (benefit)	4,885	7,804	5,773	5,078	(264)	12,689	(870)
Net income	$20,875	$32,603	$25,874	$18,119	$2,085	$53,478	$2,923
Net income per share:
Basic	$0.71	$1.11	$0.88	$0.62	$0.07	$1.82	$0.10
Diluted	$0.71	$1.11	$0.88	$0.62	$0.07	$1.81	$0.10
Dividends declared per share (1)	$0.20	$0.20	$—	$0.20	$0.20	$0.40	$0.40
Weighted average shares outstanding	29,389,525	29,327,432	29,274,915	29,226,627	29,187,197	29,359,198	29,236,698
Period end shares outstanding	29,411,731	29,379,575	29,295,052	29,241,302	29,201,985	29,411,731	29,201,985

(1) As announced in the September 30, 2020 Earnings Release, the Corporation changed the timing of future dividend declarations and payments.

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
June 30, 2021

	For the three months ended,					For the six months ended,
Profitability Ratios (annualized)	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020	6/30/2021	6/30/2020
Return on average assets	1.30%	2.07%	1.62%	1.15%	0.14%	1.68%	0.10%
Return on average assets, excluding restructuring charges (1)	1.30%	2.07%	1.69%	1.15%	0.14%	1.68%	0.10%
Return on average shareholders' equity	11.49%	18.90%	15.22%	10.89%	1.27%	15.10%	0.88%
Return on average shareholders' equity, excluding restructuring charges (1)	11.49%	18.90%	15.89%	10.89%	1.27%	15.10%	0.88%
Return on average tangible common equity (1)	15.11%	25.20%	20.54%	14.82%	1.73%	19.99%	1.20%
Return on average tangible common equity, excluding restructuring charges (1)	15.11%	25.20%	21.44%	14.82%	1.73%	19.99%	1.20%
Net interest margin (FTE)	3.15%	3.12%	3.02%	3.02%	3.18%	3.14%	3.32%
Efficiency ratio (2)	60.7%	57.0%	63.8%	58.0%	57.7%	58.8%	60.2%
Efficiency ratio, excluding restructuring charges (1) (2)	60.7%	57.0%	61.6%	58.0%	57.7%	58.8%	60.2%

Capitalization Ratios
Dividends declared to net income (3)	28.2%	18.0%	—%	32.3%	278.7%	22.0%	399.5%
Shareholders' equity to assets (Period End)	11.64%	11.26%	10.93%	10.48%	10.69%	11.64%	10.69%
Tangible common equity to tangible assets (1)	9.15%	8.77%	8.40%	7.95%	8.05%	9.15%	8.05%
Common equity book value per share	$25.16	$24.59	$23.64	$22.88	$22.43	$25.16	$22.43
Tangible common equity book value per share (1)	$19.22	$18.64	$17.66	$16.88	$16.41	$19.22	$16.41

Regulatory Capital Ratios (Period End)
Tier 1 leverage ratio	9.64%	9.45%	9.08%	8.97%	9.15%	9.64%	9.15%
Common equity tier 1 risk-based capital ratio	11.04%	11.08%	10.76%	10.52%	10.73%	11.04%	10.73%
Tier 1 risk-based capital ratio	11.04%	11.08%	10.76%	10.52%	10.73%	11.04%	10.73%
Total risk-based capital ratio	13.82%	15.13%	15.31%	15.35%	13.72%	13.82%	13.72%
(1) Non-GAAP metric. A reconciliation of this and other non-GAAP to GAAP performance measures is included at the end of this document.
(2) Noninterest expense to net interest income before loan loss provision plus noninterest income adjusted for tax equivalent income.
(3) As announced in the September 30, 2020 Earnings Release, the Corporation changed the timing of future dividend declarations and payments.

Univest Financial Corporation
Average Balances and Interest Rates (Unaudited)
	For the Three Months Ended,
Tax Equivalent Basis	June 30, 2021			March 31, 2021
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$215,349	$46	0.09%	$237,548	$56	0.10%
U.S. government obligations	6,999	35	2.01	6,998	36	2.09
Obligations of state and political subdivisions	6,070	58	3.83	11,544	105	3.69
Other debt and equity securities	372,625	1,364	1.47	355,827	1,267	1.44
Federal Home Loan Bank, Federal Reserve Bank and other stock	25,872	360	5.58	26,368	348	5.35
Total interest-earning deposits, investments and other interest-earning assets	626,915	1,863	1.19	638,285	1,812	1.15
Commercial, financial, and agricultural loans	826,464	6,910	3.35	782,208	6,798	3.52
Paycheck Protection Program loans	408,928	4,778	4.69	506,939	4,524	3.62
Real estate—commercial and construction loans	2,701,137	24,931	3.70	2,621,981	24,458	3.78
Real estate—residential loans	1,065,065	9,836	3.70	1,037,000	9,873	3.86
Loans to individuals	25,284	251	3.98	26,447	265	4.05
Municipal loans and leases	251,311	2,598	4.15	245,638	2,530	4.18
Lease financings	110,921	1,819	6.58	105,684	1,737	6.67
Gross loans and leases	5,389,110	51,123	3.80	5,325,897	50,185	3.82
Total interest-earning assets	6,016,025	52,986	3.53	5,964,182	51,997	3.54
Cash and due from banks	52,948			55,311
Allowance for credit losses, loans and leases	(73,052)			(83,254)
Premises and equipment, net	55,903			55,826
Operating lease right-of-use assets	33,992			34,033
Other assets	357,813			357,365
Total assets	$6,443,629			$6,383,463
Liabilities:
Interest-bearing checking deposits	$786,931	$487	0.25%	$817,940	$490	0.24%
Money market savings	1,219,375	831	0.27	1,243,673	853	0.28
Regular savings	978,807	282	0.12	959,232	298	0.13
Time deposits	485,060	1,559	1.29	525,800	1,759	1.36
Total time and interest-bearing deposits	3,470,173	3,159	0.37	3,546,645	3,400	0.39
Short-term borrowings	19,109	3	0.06	17,894	2	0.05
Long-term debt	95,000	321	1.36	101,333	348	1.39
Subordinated notes	172,016	2,201	5.13	183,340	2,293	5.07
Total borrowings	286,125	2,525	3.54	302,567	2,643	3.54
Total interest-bearing liabilities	3,756,298	5,684	0.61	3,849,212	6,043	0.64
Noninterest-bearing deposits	1,880,916			1,749,502
Operating lease liabilities	37,426			37,415
Accrued expenses and other liabilities	40,239			47,598
Total liabilities	5,714,879			5,683,727
Shareholders' Equity:
Common stock	157,784			157,784
Additional paid-in capital	296,599			296,136
Retained earnings and other equity	274,367			245,816
Total shareholders' equity	728,750			699,736
Total liabilities and shareholders' equity	$6,443,629			$6,383,463
Net interest income		$47,302			$45,954
Net interest spread			2.92			2.90
Effect of net interest-free funding sources			0.23			0.22
Net interest margin			3.15%			3.12%
Ratio of average interest-earning assets to average interest-bearing liabilities	160.16	%		154.95	%

Note 1: For rate calculation purposes, average loan and lease categories include deferred fees and costs and purchase accounting adjustment.
Nonaccrual loans and leases have been included in the average loan and lease balances. Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended June 30, 2021 and March 31, 2021 have been calculated using the Corporation’s federal applicable rate of 21.0%.

Univest Financial Corporation
Average Balances and Interest Rates (Unaudited)
	For the Three Months Ended June 30,
Tax Equivalent Basis	2021			2020
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$215,349	$46	0.09%	$313,668	$67	0.09%
U.S. government obligations	6,999	35	2.01	7,236	36	2.00
Obligations of state and political subdivisions	6,070	58	3.83	26,546	240	3.64
Other debt and equity securities	372,625	1,364	1.47	378,175	2,182	2.32
Federal Home Loan Bank, Federal Reserve Bank and other stock	25,872	360	5.58	28,977	362	5.02
Total interest-earning deposits, investments and other interest-earning assets	626,915	1,863	1.19	754,602	2,887	1.54
Commercial, financial, and agricultural loans	826,464	6,910	3.35	816,976	7,330	3.61
Paycheck Protection Program loans	408,928	4,778	4.69	370,669	2,128	2.31
Real estate—commercial and construction loans	2,701,137	24,931	3.70	2,232,827	23,110	4.16
Real estate—residential loans	1,065,065	9,836	3.70	1,004,671	10,270	4.11
Loans to individuals	25,284	251	3.98	29,079	327	4.52
Municipal loans and leases	251,311	2,598	4.15	291,433	2,977	4.11
Lease financings	110,921	1,819	6.58	91,203	1,592	7.02
Gross loans and leases	5,389,110	51,123	3.80	4,836,858	47,734	3.97
Total interest-earning assets	6,016,025	52,986	3.53	5,591,460	50,621	3.64
Cash and due from banks	52,948			46,970
Allowance for credit losses, loans and leases	(73,052)			(69,292)
Premises and equipment, net	55,903			55,750
Operating lease right-of-use assets	33,992			34,419
Other assets	357,813			341,483
Total assets	$6,443,629			$6,000,790
Liabilities:
Interest-bearing checking deposits	$786,931	$487	0.25%	$617,927	$372	0.24%
Money market savings	1,219,375	831	0.27	1,063,463	853	0.32
Regular savings	978,807	282	0.12	872,422	475	0.22
Time deposits	485,060	1,559	1.29	577,462	2,672	1.86
Total time and interest-bearing deposits	3,470,173	3,159	0.37	3,131,274	4,372	0.56
Short-term borrowings	19,109	3	0.06	161,365	122	0.30
Long-term debt	95,000	321	1.36	210,040	762	1.46
Subordinated notes	172,016	2,201	5.13	94,890	1,206	5.11
Total borrowings	286,125	2,525	3.54	466,295	2,090	1.80
Total interest-bearing liabilities	3,756,298	5,684	0.61	3,597,569	6,462	0.72
Noninterest-bearing deposits	1,880,916			1,663,395
Operating lease liabilities	37,426			37,680
Accrued expenses and other liabilities	40,239			41,196
Total liabilities	5,714,879			5,339,840
Shareholders' Equity:
Common stock	157,784			157,784
Additional paid-in capital	296,599			295,681
Retained earnings and other equity	274,367			207,485
Total shareholders' equity	728,750			660,950
Total liabilities and shareholders' equity	$6,443,629			$6,000,790
Net interest income		$47,302			$44,159
Net interest spread			2.92			2.92
Effect of net interest-free funding sources			0.23			0.26
Net interest margin			3.15%			3.18%
Ratio of average interest-earning assets to average interest-bearing liabilities	160.16	%		155.42	%

Note 1: For rate calculation purposes, average loan and lease categories include deferred fees and costs and purchase accounting adjustments.
Nonaccrual loans and leases have been included in the average loan and lease balances. Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended June 30, 2021 and 2020 have been calculated using the Corporation’s federal applicable rate of 21.0%.

Univest Financial Corporation
Average Balances and Interest Rates (Unaudited)
	For the Six Months Ended June 30,
Tax Equivalent Basis	2021			2020
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$226,387	$102	0.09%	$215,888	$392	0.37%
U.S. government obligations	6,999	71	2.05	7,267	73	2.02
Obligations of state and political subdivisions	8,792	163	3.74	30,070	529	3.54
Other debt and equity securities	364,272	2,631	1.46	389,591	4,850	2.50
Federal Home Loan Bank, Federal Reserve Bank and other stock	26,119	708	5.47	30,214	889	5.92
Total interest-earning deposits, investments and other interest-earning assets	632,569	3,675	1.17	673,030	6,733	2.01
Commercial, financial, and agricultural loans	804,458	13,708	3.44	819,121	15,961	3.92
Paycheck Protection Program loans	457,663	9,302	4.10	185,334	2,128	2.31
Real estate—commercial and construction loans	2,661,778	49,389	3.74	2,186,098	47,027	4.33
Real estate—residential loans	1,051,110	19,709	3.78	998,111	21,322	4.30
Loans to individuals	25,862	516	4.02	29,548	734	5.00
Municipal loans and leases	248,490	5,128	4.16	304,219	6,242	4.13
Lease financings	108,317	3,556	6.62	90,289	3,146	7.01
Gross loans and leases	5,357,678	101,308	3.81	4,612,720	96,560	4.21
Total interest-earning assets	5,990,247	104,983	3.53	5,285,750	103,293	3.93
Cash and due from banks	54,123			48,931
Allowance for credit losses, loans and leases	(78,125)			(56,832)
Premises and equipment, net	55,865			56,074
Operating lease right-of-use assets	34,013			34,482
Other assets	357,589			336,122
Total assets	$6,413,712			$5,704,527
Liabilities:
Interest-bearing checking deposits	$802,350	$977	0.25%	$601,159	$1,168	0.39%
Money market savings	1,231,457	1,684	0.28	1,060,399	3,756	0.71
Regular savings	969,073	580	0.12	844,591	1,267	0.30
Time deposits	505,318	3,318	1.32	590,183	5,587	1.90
Total time and interest-bearing deposits	3,508,198	6,559	0.38	3,096,332	11,778	0.76
Short-term borrowings	18,506	5	0.05	100,745	228	0.46
Long-term debt	98,149	669	1.37	189,623	1,526	1.62
Subordinated notes	177,647	4,494	5.10	94,868	2,481	5.26
Total borrowings	294,302	5,168	3.54	385,236	4,235	2.21
Total interest-bearing liabilities	3,802,500	11,727	0.62	3,481,568	16,013	0.92
Noninterest-bearing deposits	1,815,572			1,475,994
Operating lease liabilities	37,419			37,724
Accrued expenses and other liabilities	43,897			42,036
Total liabilities	5,699,388			5,037,322
Shareholders' Equity:
Common stock	157,784			157,784
Additional paid-in capital	296,369			295,500
Retained earnings and other equity	260,171			213,921
Total shareholders' equity	714,324			667,205
Total liabilities and shareholders' equity	$6,413,712			$5,704,527
Net interest income		$93,256			$87,280
Net interest spread			2.91			3.01
Effect of net interest-free funding sources			0.23			0.31
Net interest margin			3.14%			3.32%
Ratio of average interest-earning assets to average interest-bearing liabilities	157.53	%		151.82

Note 1: For rate calculation purposes, average loan and lease categories include deferred fees and costs and purchase accounting adjustments.
Nonaccrual loans and leases have been included in the average loan and lease balances. Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the six months ended June 30, 2021 and 2020 have been calculated using the Corporation’s federal applicable rate of 21.0%.

Univest Financial Corporation
Loan Portfolio Overview (Unaudited)

(Dollars in thousands)	As of June 30, 2021
Industry Description	Total Outstanding Balance (excl PPP)	% of Commercial Loan Portfolio	$ Balance of Modified Loans (1)	Modified Loans as a % of Portfolio (excl PPP) (1)
CRE - Retail	$365,096	8.7%	$—	—%
Animal Production	281,368	6.7	—	—
CRE - 1-4 Family Residential Investment	250,694	6.0	605	0.2
CRE - Office	249,692	5.9	—	—
CRE - Industrial / Warehouse	217,874	5.2	—	—
CRE - Multi-family	206,766	4.9	—	—
Hotels & Motels (Accommodation)	170,730	4.1	26,036	15.2
Nursing and Residential Care Facilities	158,292	3.8	—	—
Education	152,983	3.6	—	—
CRE - Mixed-Use - Residential	122,489	2.9	3,268	2.7
Specialty Trade Contractors	121,303	2.9	36	—
Real Estate Lenders, Secondary Market Financing	103,796	2.5	—	—
CRE - Medical Office	96,075	2.3	—	—
Homebuilding (tract developers, remodelers)	89,915	2.1	—	—
Private Equity & Special Purpose Entities	87,111	2.1	—	—
Merchant Wholesalers, Durable Goods	78,944	1.9	—	—
Crop Production	72,558	1.7	—	—
Motor Vehicle and Parts Dealers	67,371	1.6	—	—
Rental and Leasing Services	63,142	1.5	—	—
Wood Product Manufacturing	63,095	1.5	—
Fabricated Metal Product Manufacturing	59,398	1.4	—	—
Merchant Wholesalers, Nondurable Goods	53,783	1.3	—	—
Food Services and Drinking Places	51,356	1.2	3,233	6.3
Administrative and Support Services	50,296	1.1	101	0.2
Industries with >$50 million in outstandings	$3,234,127	76.9%	$33,279	1.0%
Industries with <$50 million in outstandings	$969,606	23.1%	$18,272	1.9%
Total Commercial Loans	$4,203,733	100.0%	$51,551	1.2%

Consumer Loans and Lease Financings	Total Outstanding Balance		$ Balance of Modified Loans (1)	Modified Loans as a % of Portfolio (excl PPP) (1)
Real Estate-Residential Secured for Personal Purpose	$513,330		$2,429	0.5%
Real Estate-Home Equity Secured for Personal Purpose	160,018		—	—
Loans to Individuals	25,845		—	—
Lease Financings	171,538		215	0.1
Total Consumer Loans and Lease Financings	$870,731		$2,644	0.3%

Total	$5,074,464		$54,195	1.1%
(1) Loan modifications referenced above were made in accordance with Section 4013 of the CARES Act, the Consolidated Appropriations Act, 2021 and the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus and therefore were not classified as TDRs as of June 30, 2021.

Univest Financial Corporation
Non-GAAP Reconciliation
June 30, 2021

Management uses non-GAAP measures in its analysis of the Corporation's performance. These measures should not be considered a substitute for GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of the non-GAAP financial measures, which exclude the impact of the specified items, provides useful supplemental information that is essential to a proper understanding of the financial results of the Corporation. See the table below for additional information on non-GAAP measures used throughout this earnings release.

	For the three months ended,					For the six months ended,
(Dollars in thousands)	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020	6/30/2021	6/30/2020
Restructuring charges (a)	$—	$—	$1,439	$—	$—	$—	$—
Tax effect of restructuring charges	—	—	(302)	—	—	—	—
Restructuring charges, net of tax	$—	$—	$1,137	$—	$—	$—	$—

Shareholders' equity	$739,998	$722,455	$692,472	$669,107	$654,873	$739,998	$654,873
Goodwill	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)
Other intangibles (b)	(2,073)	(2,326)	(2,580)	(2,866)	(3,147)	(2,073)	(3,147)
Tangible common equity	$565,366	$547,570	$517,333	$493,682	$479,167	$565,366	$479,167

Total assets	$6,356,305	$6,416,665	$6,336,496	$6,382,831	$6,125,312	$6,356,305	$6,125,312
Goodwill	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)
Other intangibles (b)	(2,073)	(2,326)	(2,580)	(2,866)	(3,147)	(2,073)	(3,147)
Tangible assets	$6,181,673	$6,241,780	$6,161,357	$6,207,406	$5,949,606	$6,181,673	$5,949,606

Average shareholders' equity	$728,750	$699,736	$676,426	$661,947	$660,950	$714,324	$667,205
Average goodwill	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)
Average other intangibles (b)	(2,209)	(2,464)	(2,734)	(3,019)	(3,321)	(2,336)	(3,490)
Average tangible common equity	$553,982	$524,713	$501,133	$486,369	$485,070	$539,429	$491,156

Net income before taxes	$25,760	$40,407	$31,647	$23,197	$1,821	$66,167	$2,053
Provision for credit losses	(59)	(11,283)	(8,721)	3,935	23,737	(11,342)	45,580
Pre-tax pre-provision income	$25,701	$29,124	$22,926	$27,132	$25,558	$54,825	$47,633

Loans and leases held for investment, gross	$5,327,313	$5,415,006	$5,306,841	$5,211,856	$4,951,809	$5,327,313	$4,951,809
Paycheck Protection Program ("PPP") loans	(252,849)	(528,452)	(483,773)	(501,580)	(498,978)	(252,849)	(498,978)
Gross loans and leases, excluding PPP loans	$5,074,464	$4,886,554	$4,823,068	$4,710,276	$4,452,831	$5,074,464	$4,452,831

Allowance for credit losses, loans and leases	$71,355	$71,497	$83,044	$91,870	$86,217	$71,355	$86,217
Gross loans and leases, excluding PPP loans	5,074,464	4,886,554	4,823,068	4,710,276	4,452,831	5,074,464	4,452,831
Allowance for credit losses, loans and leases as a percentage of gross loans and leases excluding PPP loans	1.41%	1.46%	1.72%	1.95%	1.94%	1.41%	1.94%

(a) Associated with financial center optimization plan
(b) Amount does not include mortgage servicing rights